UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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Avalara, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following communication was made by or on behalf of Avalara, Inc. on August 22, 2022.

ADDITIONAL FAQs

NEW: Will Avalara continue to operate under the same name and brand?

Yes! Avalara is a leader in tax automation. Our strong brand and reputation are part of the reason why Vista acquired our company. Together with Vista, we will continue to grow and improve upon our business, so Avalara becomes more well-known, recognizable, and successful.

Though the acquisition of Avalara by Vista represents a change in ownership, from many public shareholders to a single investor, it is not a change in the business model and not the absorption of Avalara into another business. Vista will be invested to make Avalara a better business and stronger brand for the long-term.

NEW: Can you explain what happens with the ESPP plan shares? What about the open window right now?

The open enrollment period for Avalara’s Employee Stock Purchase Plan (“ESPP”) ended on July 29, 2022. If you are not currently enrolled in the ESPP, enrollment is now closed.

If you are currently enrolled in the ESPP, the final exercise date for the offering period currently in effect (i.e. this current ESPP cycle) will be the regularly scheduled final exercise date for such offering period or a date that is no later than five calendar days prior to the closing of the transaction, if earlier. Until then, the ESPP program remains generally unchanged: shares will be purchased at a 15% discount from the closing price on either the first business day of the purchase period (August 1, 2022) or the purchase date (the last day of the program), whichever is lower, and deposited into your E*TRADE account. However, you will no longer be permitted to increase your payroll contributions or make any separate non-payroll contributions. We will communicate any changes to the purchase date, as applicable. After the ESPP purchase and if you hold the purchased shares until the transaction closes, you will receive $93.50 in cash for each share of Avalara stock you own. No further ESPP contributions will be permitted after this current ESPP cycle and the ESPP program will terminate on the date immediately prior to the closing of the transaction. Following this current ESPP cycle, enrollment in the ESPP program will be closed and the program will terminate.

NEW: How will my Stock Options be treated?

If the transactions closes, all outstanding and unexercised stock options (whether vested or unvested) as of immediately prior to the closing that are “in the money” (i.e., with an exercise price less than $93.50 per share) will be canceled in exchange for a cash payment equal to the difference between $93.50 and the applicable exercise price of your stock option. Outstanding and unexercised stock options as of immediately prior to the closing that are “out of the money” (i.e., with an exercise price equal to or greater than $93.50 per share) will be canceled as of the close of the transaction for no consideration.

Any cash payment received in respect of cancelled “in the money” stock options will be executed through Avalara’s payroll process and be taxed as ordinary income.

NEW: How will my vested RSUs be treated?

If the transaction closes, outstanding then-vested RSUs, in each case, as of immediately prior to the closing, will be settled in cash at $93.50. That payment will be executed through Avalara’s payroll process and any cash received in respect of your vested RSUs will be taxed as ordinary income.

NEW: How will unvested RSUs be treated?

If the transaction closes, any outstanding then-unvested RSUs as of immediately prior to the closing will be converted into a contingent cash awards equal to $93.50 per share underlying such award. The cash awards will be subject to vesting terms and conditions, which generally will be similar to your RSUs..

NEW: If I want specific information about how to manage my stock and equity awards, who should I speak to?

Avalara cannot give financial advice to our employees; therefore, we suggest you speak to a financial advisor if you have specific questions.

NEW: What happens to my E*TRADE account after the close of the transaction?

While you will continue to have an E*TRADE account, you will no longer hold Avalara shares in this account. If you wish to close your E*TRADE account after the purchase of your shares, you may do so. However, please keep in mind that E*TRADE likely holds important information for your 2022 tax reporting.

NEW: Am I allowed to buy and/or sell any shares of Avalara stock I own prior to the deal closing?

Yes. Unless you have been specifically notified that you are not allowed to trade, if the trading window is open, you are permitted to both buy and sell Avalara shares that you own.

NEW: How does this deal impact our bonus plan for 2022?

There will be no changes to the 2022 bonus plan prior to the closing of the transaction. Attainment of bonuses is based on individual and company performance against agreed upon goals.

NEW: How will Avalara continue a long-term incentive program for performance in the absence of equity?

Private companies rely on many types of long-term incentive programs as part of their total compensation packages for employees. Together with Vista, the Avalara management team is considering the best options for Avalara employees to be part of and incentivized by the Company’s growth in the coming years.

NEW: How does this deal affect promotions and raises this year?

There are no anticipated material changes to Avalara’s current compensation program. We anticipate kicking off another Performance and Compensation Planning process in late 2022, carried through our usual multi-month process in 2023. We will benefit from Vista’s operational and competitive intelligence during this process, as they assist our People and Culture leadership to make the process better for Avalarians and the company.

RECRUITING QUESTIONS

The following Q&A will be handled only as talking points with candidates, not distributed in writing.

Does this impact our growth and hiring?

Attracting and retaining the best talent has always been important at Avalara and that will not change with this transaction. We are continuing to hire at Avalara, and the Vista team is interested in Avalara because of our strength and path for continued growth.

What will happen to my equity awards if the acquisition does not close?

If the acquisition does not close, your equity awards will continue to vest according to the established vesting schedule and will be settled in shares of Avalara’s common stock.

How does this impact our long-term comp philosophy?

If the transaction closes, compensation will evolve because we will no longer be a publicly traded company. We will continue to focus on competitive compensation and benefits to ensure we can continue to attract and retain the best talent as a private company.

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EXISTING FAQ – RELEASED 8/8 on The Grove, Avalara’s internal employee intranet

Avalarians, below is a frequently asked questions list regarding the announcement that we have entered into a definitive agreement to be acquired by Vista Equity Partners. This list will be updated at periodic intervals with new questions and updates.

What was announced today?

Avalara entered into a definitive agreement to be purchased by Vista Equity Partners, and its affiliates. More information on Vista and the proposed transaction is available in the public press release that was distributed this morning and here. Today, Avalara is still a publicly-traded company, but upon the closing of the proposed transaction, Avalara will be a private company, owned by Vista instead of public shareholders and no longer publicly traded. The proposed transaction values Avalara at $8.4 billion. Under the terms of the agreement, shareholders will receive $93.50 per share in cash upon the closing of the proposed transaction.

Why did Avalara and our board of directors decide to move forward with this transaction?

Going private at this time is a great outcome for our current investors. Under the terms of the agreement, Avalara shareholders will receive $93.50 in cash per share. The per share purchase price represents a premium of 27 percent over the Company’s closing share price as of July 6, 2022, the last trading day prior to media reports regarding a potential transaction. Before that artificial spike, our stock price has been challenged by macro trends in the market and the economy at large, which was also seen in our Q2 results posted today. Accounting for these factors, the transaction price represents a significant premium to the unaffected stock price. The deal represents an enterprise value of $8.4 billion, which is a multiple of 8.8x times $957 million, the current Wall Street consensus estimate for our revenue for the next twelve months. We believe that this revenue multiple is in the top decile for all-cash acquisitions of U.S. public software companies larger than $1 billion in the last 10 years. Private or public, we were already evolving to respond to the current economy. Being private will enable us to evolve without the distraction of the quarterly public market scrutiny on long term investments and continue moving steadily toward our long-range goals.

The long-term opportunity and vision for Avalara remains unchanged. Our company is in the unique position of having an extraordinary market with differentiated strategy and competitive moats to make us a top competitor. With new resources from Vista, and their expertise, we think we will become better, faster, smarter, and more efficient to reach the same goals we have always had.

Is this good for Avalara?

Yes, private equity ownership is a great path for Avalara and our shareholders. We believe the massive market opportunity we identified at our founding is still there for us, but we have a lot of work to do and investments to make in order to get there. In addition to having an investor who understands our generational outlook, we will benefit from Vista’s specific expertise in investing in mission-critical software, network of resources, and insights from over 20 years of experience.

When will the acquisition close?

The closing of the transaction is expected to take several months. It will close pending shareholder and regulatory approvals and meeting other customary closing conditions.

What are the steps of the process to go from a public company to a private company? What happens next?

For now, it is business as usual at Avalara. Some Avalarians have been and will be busy and focused on this transaction. Everyone else continues in their day-to-day responsibilities, working hard to deliver excellent product, support and service to our customers and partners. The transaction is subject to customary closing conditions, including but not limited to the approval of Avalara shareholders and securing regulatory approval. When the transaction is closed, Avalara will no longer be publicly-traded, or listed, on the New York Stock Exchange. In the coming weeks, we will file a proxy statement with the SEC, which will include additional information about the proposed transaction.

Who is Vista Equity Partners and why did they acquire Avalara?

Vista Equity Partners (“Vista”) was founded in 2000 and is a leading global technology investor that has worked with hundreds of enterprise software companies at all ends of the market to grow and scale their businesses. Vista’s team of investors, operators, technologists and entrepreneurs understand the unique challenges and opportunities of enterprise software companies like no other investor, and we look forward to partnering with them to continue our work and vision.

Collectively, Vista’s companies make up one of the largest software companies in the world by revenue, meaning we are joining an ecosystem that provides access to a vast community of resources, peers and practice experts who can help support company leadership as we work to accelerate our success.

Vista has significant experience in the tax compliance and regulatory reporting software space. The team at Vista has been impressed with our commitment to product innovation and shares our generational outlook. In our engagements with the team, Vista demonstrated how their commitment, experience, and focus on the software sector could help us grow and evolve our business and result in our shared success.

You can learn more about the firm by visiting their website at www.vistaequitypartners.com

How will Vista be involved in our business?

For now, it is business as usual. Following the close of the transaction, Vista will provide their expertise and partner with our leadership team to help us deliver on our vision and drive plans and strategies in pursuit of that. The Avalara leadership team will continue to lead the business, benefitting from new perspective, networks, and expertise that the Vista team will provide.

Will Avalara’s strategy change?

For now, it is still business as usual, and we will continue to execute on our vision and strategic plan.

Will there be changes to Avalara’s executive team?

For now, it is business as usual—the Avalara executive team and Vista are committed to our business and providing the best service for our customers, partners, and employees. As we all know, business as usual at Avalara includes constant evolution and optimization. So, you can expect that we will continue to evaluate the overall organizational design and determine if/when changes are necessary in the future. Some change will be inevitable as we transform from a public to a private company.

Will there be layoffs?

Employees are core to our success. Your industry knowledge and expertise are essential for future growth. It’s business as usual for all employees post this announcement. Prior to this announcement, we were watching the global economy and preparing our business for any near-term challenge; we were already looking at all aspects of our spending to ensure that we are positioning Avalara for the type of growth we want, and that scrutiny will continue.

Will anything change with respect to my pay, bonus or benefits?

Attracting and retaining the best talent has always been important at Avalara and that will not change with this transaction. Compensation will evolve because we will no longer be a publicly traded company. However, we will continue to focus on competitive compensation and benefits to ensure we can continue to attract and retain the best talent as a private company. Vista has made it clear that they are investing in Avalara in large part because of our talented team. They are focused on growth and know that competitive compensation and benefits are essential for our people.

What happens to my RSUs?

When the acquisition closes, your outstanding unvested RSUs will convert into the right to receive cash equal to $93.50 per RSU, the purchase price per share in the acquisition, and will continue to vest in accordance with your existing vesting schedule.

What happens to my options?

When the acquisition closes, all outstanding options (whether vested or unvested) that are “in the money” (i.e., with an exercise price less than $93.50) will be canceled and exchanged for a cash payment equal to the difference between the acquisition price of $93.50 and the exercise price of the option. Outstanding options that are “out of the money” (i.e., with an exercise price equal to or greater than $93.50) will be canceled as of the close of the transaction for no consideration.

What happens to our benefits, 401K, etc.?

Employees will remain on their existing benefits, employee plans, and programs for the time being. As we approach the next open enrollment period, we will analyze whether Vista’s relationships and purchasing power can provide our employees with better benefit plans. If we choose to make changes at that time, any changes to your current benefits will be thoroughly communicated as we move forward.

How will we communicate this to customers and partners?

Broad email communications will be sent on Monday, August 8. Customer and partner-facing teams will be provided with materials and guidance for how to discuss the deal and next steps with our customers. We believe that our partnership with Vista will improve the experience, offering, and innovation that we offer to our customers and our partners, and we intend to communicate that clearly now and throughout this deal process.

Can I post about this on social media?

Communications about the transaction are strictly subject to the rules of the U.S. Securities and Exchange Commission. As such, you can reshare or like posts by Avalara CEO Scott McFarlane or from the Avalara brand handles and channels (Twitter, Facebook, LinkedIn) without any commentary or additional content (e.g., even notes like “Excited about today’s news!” or “Proud to be a part of Avalara!” should not be included). Otherwise, please refrain from posting. Please also do not share posts from other sites (like news sites/articles) about the deal (even if you do not include any commentary or additional content). All employees are subject to Avalara’s social media policy.

Can I trade Avalara stock between now and when the transaction closes (in a few months—exact timing unknown)?

The current trading window is closed. Until the acquisition closes, we expect trading windows to open and close in accordance with our normal practice.

An investor/ shareholder, analyst, or member of the press has reached out to me. What should I do?

For investor/shareholders, please do not respond and forward the message to ir@avalara.com

For press inquiries, please do not respond and forward the message to media@avalara.com

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Additional Information and Where to Find It

This communication has been prepared in respect of the proposed transaction involving Avalara and affiliates of Vista, and does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, Avalara will file a proxy statement on Schedule 14A relating to a special meeting of its shareholders with the Securities and Exchange Commission (SEC). Additionally, Avalara may file other relevant materials in connection with the transaction with the SEC. Shareholders of Avalara are urged to read carefully and in their entirety the proxy statement and any other relevant materials filed or that will be filed with the SEC when they become available because they contain or will contain important information about the proposed transaction and related matters. The definitive proxy statement will be filed with the SEC and mailed or otherwise made available to Avalara securityholders. Shareholders will be able to obtain a copy of the proxy statement, as well as other filings containing information about the transaction that are filed by Avalara with the SEC, free of charge on EDGAR at www.sec.gov or on the investor relations page of Avalara’s website at http://investor.avalara.com/.

Participants in the Solicitation

Avalara and its directors, executive officers, and certain other members of the management and employees of Avalara may be deemed to be participants in the solicitation of proxies from the shareholders of Avalara in respect of the proposed transaction. Information about Avalara’s directors and executive officers is set forth in the proxy statement for Avalara’s 2022 Annual Meeting of Shareholders, which was filed with the SEC on April 21, 2022. Other information regarding the persons who may, under the rules of the SEC, be considered participants in the proxy solicitation and a description of their interests will be contained in the proxy statement and other relevant materials to be filed with the SEC in respect of the proposed transaction.

Safe Harbor for Forward-Looking Statements

Certain statements contained in this communication may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements regarding Avalara’s expectations regarding the proposed transaction with affiliates of Vista and the future performance and financial results of Avalara’s business and other non-historical statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “predicts,” “plans,” “expects,” “anticipates,” “believes,” “goal,” “target,” “estimate,” “potential,” “may,” “might,” “could,” “see,” “seek,” “forecast,” and similar words. Avalara cautions readers of this communication that such “forward looking statements”, wherever they occur in this communication or in other statements attributable to Avalara, are necessarily estimates reflecting the judgment of Avalara’s senior management and are based on Avalara’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond Avalara’s control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include, among others: (i) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (ii) the failure to obtain approval of the proposed transaction by Avalara shareholders; (iii) the failure to obtain required regulatory approval to the completion of the proposed transaction or the failure to satisfy any of the other conditions to the completion of the proposed transaction, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed merger; (iv) the risk that the proposed merger will not be consummated in a timely manner, including if the debt and equity financing for the proposed transaction is not funded in accordance with their respective terms; (v) the effect of the announcement of the proposed transaction on the ability of Avalara to retain and hire key personnel and maintain relationships with its key business partners and customers, and others with whom it does business, or on its operating results and businesses generally; (vi) the response of competitors to the proposed transaction; (vii) risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; (viii) the ability to meet expectations regarding the timing and completion of the proposed transaction; (ix) significant costs associated with the proposed transaction; and (x) potential litigation relating to the proposed transaction; (xi) restrictions during the pendency of the proposed transaction that may impact Avalara’s ability to pursue certain business opportunities. Additional factors that could cause Avalara’s actual outcomes or results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” sections of Avalara’s Annual Report on Form 10-K for the period ended December 31, 2021 and Quarterly Report on Form 10-Q for the period ended March 31, 2022, as such factors may be further updated from time to time in Avalara’s other filings with the SEC. These reports are or will be accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in Avalara’s filings with the SEC. As a result of such risks, uncertainties and factors, Avalara’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. Avalara is providing the information in this communication as of this date and assumes no obligations to update the information included in this communication or revise any forward-looking statements, whether as a result of new information, future events or otherwise.